Exhibit 99
[Logo]RPC
An Oil & Gas Services Company

FOR IMMEDIATE RELEASE

  RPC, Inc. Announces a Long-Term Growth Plan and Higher Capital Expenditures

ATLANTA, July 26, 2006 -- RPC, Inc. (NYSE: RES) announced today its' long-term growth plan under which it will expand its' revenue-producing equipment to take advantage of opportunities in the domestic oilfield for its' largest and most profitable service lines. RPC has carefully formulated a plan which includes capital expenditures during 2006 through 2008 of approximately $700 million. The capital expenditures will be used to increase capacity in RPC's largest service lines, as well as provide for selective geographic expansion of its current domestic service areas.

Portions of RPC's current growth plans include the following which are subject to the timing of equipment deliveries and future industry conditions:

                            Capital Expenditures
                                 (millions)

                                                2006          2007
                                                ----          ----
        Pressure Pumping/Fracturing                $95           $82
        Coiled Tubing/ Fluid Pumping                21            72
        Nitrogen Pumping                            20            58
        Snubbing/Hydraulic Workover                 13            23
        Rental Tools                                30            13
        Other, including maintenance                43            60
                                                  ----          ----
                                     Total        $222          $308
                                                  ====          ====

The Company is selecting a group of banks that will put a credit facility in place that will allow for up to $200 million in borrowings to achieve these plans. The revolving credit facility will have a five-year term and will allow RPC to borrow and repay principal during the term without penalties. The interest rate is a floating rate based on current market rates, although RPC expects to hedge a portion of the potential volatility of these interest payments by engaging in one or more swap agreements.

Richard A. Hubbell, RPC's President and Chief Executive Officer, stated, "The plan to grow our company at a higher rate than in the past, and to seek outside financing to accomplish it, is an important step along RPC's path to become a larger, stronger oilfield services company. As we stated during our first quarter conference call, we have planned for some time to make increased capital expenditures in 2006 and subsequent years. As we also announced today, our results during the current year continue to be strong. The continued strength in the oilfield, along with our confidence in our market position and financial performance of our largest service lines have prompted us to engage in this more aggressive long-term expansion effort. RPC is more focused than in the past, and we have the management structure and talent in place now which will allow us to successfully execute our plans. We have been preparing for this expansion for a number of months, and anticipate that we will place in service a large amount of pressure pumping equipment in the fourth quarter of 2006. This will be followed by additional revenue-producing and ancillary equipment in our largest service lines throughout 2007 and into 2008. Through the implementation of this three-year growth plan, we are building on the successes of our strategy of focusing on our larger service lines, which we can manage for revenue and profit growth and high returns on invested capital.


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Page 2
July 26, 2006 Growth Plan Press Release

Hubbell continued, "The resulting capital structure to achieve with these growth plans departs from our tradition of maintaining a balance sheet that is virtually debt-free. We made this decision based on very careful planning and our confidence in our strong management teams operating a profitable group of service lines. Our projected capital structure will still be conservative, compared to many in our industry, and we believe that we can employ this capital to create a larger, more profitable company, while still managing through the volatility of the oilfield services business."

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding RPC's expected activity and performance in the future, such as the ability raise capital from outside financing sources and the ability to purchase and place in service large amounts of new equipment. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the ability to raise additional capital from outside financing sources, market interest rates, our ability to hedge against fluctuations in interest rates, the ability to purchase large amounts of equipment and successfully place such equipment in service, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, and competition in the oil and gas industry. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net